Exhibit 10.16
PROLOGIS
NONQUALIFIED SAVINGS PLAN
(As Amended and Restated Effective as of December 31, 2008)
SECTION 1
General
     1.1. History, Purpose and Effective Date. ProLogis has established the ProLogis Nonqualified Savings Plan (known between January 1, 1998 and June 30, 1998 as Security Capital Industrial Trust Nonqualified Savings Plan, and between July 1, 1998 and October 14, 2004 as ProLogis Trust Nonqualified Savings Plan (the “Plan”)) for the benefit of its eligible employees and the eligible employees of each Employer (as defined below). The purpose of the Plan is to provide certain highly compensated employees of the Employers the opportunity to defer the receipt of compensation and to receive additional retirement income from the Employers. The following provisions constitute an amendment, restatement and continuation of the Plan as in effect as of December 31, 2008 (the “Effective Date”). The Plan is not intended to qualify under section 401(a) of the Internal Revenue Code of 1986, as amended (the “Code”), or to be subject to Part 2, 3 or 4 of Subtitle B of Title I of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”). It is intended that the provisions of the Plan conform to the requirements of section 409A of the Code and the Plan will be interpreted in all respects in accordance with such requirements.
     1.2. Related Companies and Employers. The term “Related Company” means any corporation or trade or business during any period which it is, along with ProLogis, a member of a controlled group of trades or businesses, as described in section 414(b) and 414(c), respectively, of the Code. ProLogis and each Related Company which, with the consent of ProLogis, adopts the Plan are referred to herein collectively as the “Employers” and individually as an “Employer”.
     1.3. Plan Administration. The authority to control and manage the operation and administration of the Plan shall be vested in a committee appointed by the Board of Trustees of ProLogis (the “Administrative Committee”). Any interpretation of the Plan by the Administrative Committee or its delegate and any decision made by the Administrative Committee or its delegate on any other matter within its discretion is final and binding on all persons. Notwithstanding any other provision of the Plan to the contrary, benefits under the Plan will be paid only if the Administrative Committee determines that the applicant is entitled to them pursuant to the terms of the Plan.
     1.4. Non-Alienation. Benefits payable to any person under the Plan may not be voluntarily or involuntarily assigned or alienated.
     1.5. Source of Benefits. The amount of any benefit payable under the Plan will be paid in cash from the general assets of the Employer with respect to whose former employee the benefit is payable. If a Participant (as defined in subsection 2.1) has been employed by more than one Employer, the portion of his Plan benefit payable by each such Employer shall be equal to the portion of the Participant’s Account (as described in subsection 4.1) which is attributable to the reduction of his compensation from that Employer which is made pursuant to this Deferral Election (as defined in subsection 3.1) or which is otherwise attributable to the contributions by that Employer. An Employer’s obligation under the Plan shall be reduced to the extent that any amounts due under the Plan are paid from one or more trusts, the assets of which are subject to the claims of the general creditors of the Employer or any affiliate thereof, or from an insurance policy owned by the Employer; provided, however, that nothing in this Plan shall required ProLogis or any other Employer to establish any trust to provide benefits under the Plan or to purchase an insurance policy. All amounts payable under the Plan shall be reflected on the accounting records of the Employers. No employee or other individual entitled to benefits under the Plan shall have any right, title or interest whatsoever in any assets of ProLogis or any of the other Employers or any Related Company or to any investment reserves, accounts or funds that ProLogis or any other Employer may purchase, establish or accumulate to aid in providing the benefits under the Plan. Nothing contained in the Plan and no action taken pursuant to its provisions shall create a trust or fiduciary relationship of any kind between ProLogis and an employee or any other person. Neither an employee nor a beneficiary of an employee shall acquire any interest greater than that of an unsecured creditor.
     1.6. Notices. Any notice or document required to be given to or filed with ProLogis, any other Employer or the Administrative Committee shall be considered to be given or filed if mailed by registered or certified mail, postage prepaid, to the Secretary of ProLogis, at ProLogis’s principal executive offices.
     1.7. Applicable Law. The Plan shall be construed and administered in accordance with the internal laws of the State of Maryland.
     1.8. Gender and Number. Where the context admits, words in any gender shall include any other gender, words in the singular shall include the plural and the plural shall include the singular.
     1.9. Plan Year. The Plan Year shall be the calendar year.
     1.10. Action by Employers. Any action required or permitted to be taken under the Plan by any Employer which is a corporation or real estate investment trust, shall be by resolution of its board of directors or board of trustees, as applicable, or by a person or persons authorized by its board of directors or board of trustees, as applicable. Any action required or permitted to be taken by an Employer which is a partnership shall be by a general partner of such partnership or by a duly authorized officer thereof.
     1.11. Supplements. The provisions of the Plan as applied to any Employer or to any group of employees of any Employer may, with the consent of ProLogis, be modified or supplemented from time to time by the adoption of one or more Supplements. Each Supplement shall form a part of the Plan as of the Supplement’s effective date. In the event of any inconsistency between a Supplement and the Plan document, the terms of the Supplement shall govern.
SECTION 2
Participation
     2.1. Participation. The Administrative Committee shall establish from time to time the class of management or highly-compensated employees of each Employer who shall be eligible to participate in the Plan; provided, however, that the class of eligible employees of each Employer shall be limited to employees who are members of a select group of management or highly compensated employees within the meaning of section 401(a)(1) of ERISA. An eligible employee shall become a “Participant” in the Plan on the date on which he would have first received payment of Salary or Bonus (or any part thereof) but for his election to defer such receipt thereof in accordance with the provisions of Section 3. For purposes of the Plan, “Salary” means an eligible employee’s base salary, excluding expense reimbursements and fringe benefits, and “Bonus” means any incentive compensation payable under his Employer’s annual bonus plan. Notwithstanding any provision of the Plan to the contrary, individuals who are not treated as common law employees by an Employer on its payroll records are excluded from Plan participation even if it is later determined (whether by judicial or administrative action or otherwise) that such individual is or was a common law employee of an Employer.
     2.2. Plan Not Contract of Employment. The Plan does not constitute a contract of employment, and nothing in the Plan will give any Participant either the right to be retained in the employ of any Employer, or any right or claim to any benefit under the Plan, except to the extent specifically provided under the terms of the Plan.
SECTION 3
Deferrals and Matching Credits
     3.1. Deferral Elections. Subject to such additional terms, conditions and limitations as the Administrative Committee may from time to time impose and the terms and conditions of the Plan, an eligible employee may make an irrevocable election to defer receipt of up to a maximum of 35% of his Salary and all or any portion of any Bonus otherwise payable to him by his Employer for a Plan Year by filing a “Deferral Election”. An eligible employee may make separate Deferral Elections with respect to Salary and Bonus amounts and an individual’s Deferral Election for one Plan Year will not carry over to future Plan Years. Such elections shall be in writing, and filed with the Administrative Committee at such time and in such manner as the Administrative Committee shall provide; provided, however, that in no case shall a Deferral Election with respect to Salary or Bonus be made later than December 31 (or such earlier date specified by the Administrative Committee) of the year preceding the Plan Year in which the Salary or Bonus, as applicable, would be earned by the individual based on services performed and shall be irrevocable as of such December 31 or such earlier date specified by the Administrative Committee. For purposes of the Plan, a Bonus is earned in the year to which the Bonus relates (and in which the services relating to such Bonus are performed), regardless of when the Bonus would otherwise be paid. Subject to the provisions of this subsection 3.1 with respect to irrevocability of Deferral Elections, any modification or revocation of a Participant’s Deferral Election shall be effective for the Plan Year following the Plan Year in which it is made. Amounts deferred pursuant to a Participant’s Deferral Election are sometimes referred to herein as “Deferral Contributions”.
     3.2. Matching Credits. Subject to such limitations as the Administrative Committee may from time to time impose, for each Plan Year, Participants who are employees of an Employer on the last day of the Plan Year shall be credited with a “Matching Credit” equal to the lesser of (a) or (b), minus (c):
(a)	50% of the sum of the Participant’s salary deferrals under the ProLogis 401(k) Savings Plan (the “401(k) Plan”) for such Plan Year plus the Participant’s Deferral Contributions for such Plan Year under this Plan;
OR
(b)	3% of the Participant’s total compensation (as shown on his Form W-2) that does not exceed $230,000 (or such other limit as may apply under section 401(a)(17) of the Code) for the Plan Year;
MINUS
(c)	the amount of matching contributions made on the Participant’s behalf under the 401(k) Plan for such Plan Year.
Notwithstanding the foregoing provisions of this subsection 3.2, in no event will a Participant be entitled to Matching Credits under the Plan for a Plan Year unless the Participant has made the maximum permitted salary deferrals to the 401(k) Plan for such Plan Year. Matching Credits, together with Deferral Contributions, all as adjusted in accordance with Section 4, are sometimes referred herein as “Deferred Amounts”.
     3.3. Hardship Withdrawal Under Qualified Plan. If a Participant receives a hardship withdrawal from the qualified retirement plan of any Employer or Related Company and, as a result of such withdrawal, is precluded by the terms of the qualified retirement plan from making contributions to the Plan, then the Participant’s Deferral Election shall be cancelled and any future Deferral Elections by such Participant shall be subject to the provisions of subsection 3.1.
SECTION 4
Plan Accounting
     4.1. Accounts. The Administrative Committee shall establish an “Account” for each Participant. The Administrative Committee may establish such subaccounts within each Account as the Administrative Committee determines appropriate to facilitate administration of the Plan.
     4.2. Adjustment of Accounts. Each Account shall be adjusted in accordance with this Section 4 in a uniform, non-discriminatory manner, as of each business day on which the New York Stock Exchange is open (each an “Accounting Date”). As of each Accounting Date, the balance of each Account shall be adjusted as follows:
(a)	first, charge to the Account balance the amount of any distributions under the Plan with respect to that Account that have not previously been charged;

(b)	then, credit to the Account balance the amount of Deferral Contributions to be credited in accordance with subsection 3.1 and the amount of Matching Credits to be credited in accordance with subsection 3.2 that have not previously been credited; and

(c)	then, adjust the Account balance for the applicable assumed rate of earnings in accordance with subsection 4.3.
     4.3. Adjustment of Accounts for Earnings. The amounts credited to a Participant’s Account in accordance with subsection 4.2 shall be adjusted as of each Accounting Date to reflect the value of an investment equal to the Participant’s Account balance in one or more assumed investments that the Administrative Committee offers from time to time, and which the Participant directs the Administrative Committee to use for purposes of adjusting his Account. Such amount shall be determined without regard to taxes that would be payable with respect to any such assumed investment, but will be adjusted for any investment management or similar fee that is customarily paid with respect to the assumed investment. The Administrative Committee may eliminate any assumed investment alternative at any time; provided, however, that the Administrative Committee may not retroactively eliminate any assumed investment alternative. To the extent permitted by the Administrative Committee, the Participant may elect to have different portions of his Account balance for any period adjusted on the basis of different assumed investments. Notwithstanding the election by Participants of certain assumed investments and the adjustment of their Accounts based on such investment decisions, the Plan does not require, and no trust or other instrument that may be maintained in connection with the Plan shall require, that any assets or amounts which are set aside in trust or otherwise for the purpose of paying Plan benefits shall actually be invested in the investment alternatives selected by Participants.
SECTION 5
Payment of Deferred Amounts
     5.1. Vesting. A Participant is always fully vested in his Deferral Contributions and the income, losses, appreciation and depreciation attributable thereto. A Participant shall become fully vested in his Matching Credits and the income, losses, appreciation and depreciation attributable thereto in accordance with the following schedule:

Years of Vesting Service	Vested Percentage
Fewer than 1	0
1 but fewer than 2	20
2 but fewer than 3	40
3 but fewer than 4	60
4 but fewer than 5	80
5 or more	100
provided, that a Participant will have a fully vested interest in his Matching Credits and the income, losses, appreciation and depreciation thereto upon his termination of employment with the Employers and the Related Companies by reason of death, Disability or Retirement. For purposes of the Plan, a “year of vesting service” has the meaning ascribed to such term under the 401(k) Plan and “Retirement” means termination of employment on or after attainment of age 65. A Participant will be deemed to have a “Disability” if the Administrative Committee determines that the Participant is unable by reason of any medically determinable physical or mental impairment to perform the usual duties of his employment or of any other employment for which the Participant is reasonably qualified based upon his education, training and experience.
     5.2. Time and Form of Payment. Subject to the provisions of subsections 5.3, 5.4 and 5.5, the following provisions of this subsection 5.2 and the other terms and conditions of the Plan, the following shall apply with respect to the distribution of the Participant’s Account:
(a)	Payment of a Participant’s vested Account shall be made (or shall begin to be distributed) to the Participant as soon as practicable (but in no event more than 90 days) after the Participant’s termination of service with the Employers and the Related Companies (the “Termination Date”), in a lump sum cash payment or in a series of annual installments for a period not to exceed fifteen years, or in any combination thereof, as elected by the Participant in his first Deferral Election under the Plan (or, with respect to any person who was a Participant in the Plan immediately prior to January 1, 2009, as elected in the Deferral Election on file with respect to such Participant on December 31, 2008).

(b)	Notwithstanding the provisions of paragraph 5.2(a), a Participant who is a Participant in the Plan as of December 31, 2008 and who files a “Special Payment Election” with the Administrative Committee on or prior to December 31, 2008, shall be permitted to elect payment of all or a portion of his vested Account balance in a lump sum as of a specified date in calendar year 2009. No Special Payment Election made pursuant to this paragraph 5.2(b) shall (i) accelerate into 2008 payment of any amount that would have otherwise been paid after 2008 or (ii) defer into a year after 2008 payment of any amount that would otherwise have been paid prior to 2009.
(c)	If no payment form is specified in a Participant’s first Deferral Election (or, if applicable, the election on file as of December 31, 2008), the Participant shall be deemed to have elected payment of the Participant’s vested Account in the form of a lump sum as soon as practicable (but not more than 90 days) after the Participant’s Termination Date.

(d)	If payment of any portion of the Participant’s Account balance is to be made in the form of installment payments, the installment payment for the year in which the Termination Date occurs shall begin as soon as practicable (but not more than 90 days) after the Participant’s Termination Date and any subsequent annual installments shall be paid in the calendar year following the calendar year in which the Termination Date occurs (at such time during such year as determined by the Administrative Committee).

(e)	If distribution of any portion of the Participant’s Account balance is to be made in a combination of a lump sum payment and installment payments, the portion of his Account balance that is to be paid in a lump sum payment shall be made as soon as practicable (but not more than 90 days) after the Participant’s Termination Date and the portion of his Account balance that is to be paid in installment payments shall commence as soon as practicable (but not more than 90 days) after his Termination Date. For purposes of section 409A of the Code, installment payments shall be treated as one payment.

(f)	The amount of each installment payment shall be equal to the portion of the Participant’s Account balance that is to be paid in the form of installments, determined as of the Accounting Date immediately prior to the payment of the installment, divided by the number of installments remaining to be made, including the then current installment.
     5.3. Changes to Form of Payment. From and after the Effective Date, a Participant may change the form of distribution (including any form of payment established pursuant to a deemed election pursuant to subsection 5.2) once during his period of participation in the Plan by filing an election with the Administrative Committee. Notwithstanding any other provision of the Plan to the contrary, any such election to change the form of payment (a) shall not be effective until the date that is 12 months following the date on which it is filed with the Administrative Committee and (b) shall be effective only if it is filed with the Administrative Committee at least 12 months prior to the Participant’s Termination Date (i.e., the date on which the first payment of the Participant’s Account is otherwise scheduled to begin pursuant to subsection 5.2). If a Participant files an effective change to the form of payment pursuant to this subsection 5.3, payment of the vested portion of the Participant’s Account balance shall be distributed in accordance with the new payment election and such payments shall be made (or shall commence) as soon as practicable (but in no event more than 90 days) after the date which is fifth anniversary of the Participant’s Termination Date (the “Deferred Commencement Date”). The amount of each distribution that is payable on or after the Deferred Commencement Date shall be determined in accordance with subsection 5.2 by substituting the Deferred Commencement Date for the Termination Date in such subsection 5.2.
     5.4. Small Payments. Notwithstanding any other provisions of the Plan, in the event that the value of the vested portion of a Participant’s Account does not exceed $10,000, determined as of the Participant’s Termination Date, the Administrative Committee shall distribute such Account balance to the Participant as soon as practicable (but in no event more than 90 days) after the Participant’s Termination Date in a lump sum cash payment. In the event of the Participant’s death prior to payment of his entire Account balance, payment of the remaining Account balance shall be made in a lump sum to the beneficiary or beneficiaries designated by the Participant in writing filed with the Administrative Committee in accordance with subsection 5.6, which payment shall be made as soon as practicable (but not more than 90 days) after the Participant’s death.
     5.5. Unforeseeable Emergency. The Administrative Committee may, pursuant to rules adopted by it and applied in a uniform manner, accelerate the date of distribution of a Participant’s Account because of an unforeseeable emergency at any time. “Unforeseeable Emergency” shall mean an unforeseeable, severe financial hardship to the Participant resulting from (a) a sudden and unexpected illness or accident of the Participant or his dependent (as defined in section 152(a) of the Code, without regard to section 152(b)(1), (b)(2) and (d)(1)(B) of the Code); (b) loss of the Participant’s property due to casualty (including the need to rebuild a home following damage to the home not otherwise covered by insurance); or (c) other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant. Whether a Participant has an Unforeseeable Emergency shall be determined on the relevant facts and circumstances of the applicable situation but, in any case, a distribution shall not be considered to be on account of an Unforeseeable Emergency to the extent that the emergency is or may be relieved through reimbursement or compensation from insurance or otherwise or by liquidation of the Participant’s assets (to the extent that the liquidation of such assets would not cause severe financial hardship). Distributions on account of an Unforeseeable Emergency shall be limited to the amount reasonably necessary to satisfy the emergency need (including amounts necessary to pay any federal, state, local or foreign income taxes or penalties reasonably anticipated to result from the distribution). Distribution pursuant to this subsection 5.5 of less than the Participant’s entire interest in the Plan shall be made pro rata from his assumed investments according to the balances in such investments. Subject to the foregoing, payment of any amount with respect to which a Participant has filed a request under this subsection 5.5 shall be made in a lump sum as soon as practicable (but in no event more than 90 days) after approval of such request by the Administrative Committee.

     5.6. Beneficiary Designation. Each eligible employee and each Participant may, from time to time by signing a form furnished by the Administrative Committee, designate any legal or natural person or persons (who may be designated contingently or successively) to whom his benefits under the Plan are to be paid if he dies before he receives all of his benefits. A beneficiary designation form will be effective only when the signed form is filed with the Administrative Committee while the Participant is alive and will cancel all beneficiary designation forms filed earlier. If a deceased Participant failed to designate a beneficiary as provided above, or if the designated beneficiary of a deceased Participant died before him, his benefits shall be paid in accordance with the following order of priority: (a) to his surviving spouse, if any; (b) to his surviving children in equal shares; or (c) the estate of the last to die of the Participant or his designated beneficiary.
     5.7. Withholding for Tax Liability. ProLogis may withhold or cause to be withheld from any Salary or Bonus otherwise due to the Participant or subject to a Deferral Election under the Plan or any payment of benefits made pursuant to the Plan any taxes required to be withheld and such sum as ProLogis may reasonably estimate to be necessary to cover any taxes for which ProLogis or an Employer may be liable and which may be assessed with regard to such deferrals or payments under the Plan. Notwithstanding the foregoing, withholding of amounts otherwise subject to a Deferral Election under the Plan shall be limited to (a) the amount required to pay the tax imposed by the Federal Insurance Contributions Act (“FICA”) under sections 3101, 3121(a) and 3121(v) of the Code on compensation deferred under the Plan (the “FICA Amount”), and (b) income tax imposed under section 3401 of the Code or the corresponding withholding provisions of applicable state, local or foreign tax laws as a result of the payment of the FICA Amount and to pay the additional income tax attributable to the pyramiding of wages under section 3401 and taxes. Notwithstanding the foregoing, the total amount of withholding pursuant to the preceding sentence shall not exceed the aggregate FICA Amount and the income tax withholding related to such FICA Amount.
     5.8. Claims for Benefits. The Administrative Committee shall establish procedures pursuant to which Participants may make claims for benefits under the Plan and appeal the denial of claims. Any procedures established by the Administrative Committee shall be in compliance with the applicable requirements of ERISA.
     5.9. Special 409A Rules. Notwithstanding any other provision of the Plan to the contrary, if any payment hereunder is subject to section 409A of the Code, if such payment is to be paid on account of the Participant’s separation from service (within the meaning of Section 409A of the Code) and if the Participant is a specified employee (within the meaning of Section 409A(a)(2)(B) of the Code), such payment shall be delayed until the first day of the seventh month following the Participant’s separation from service (or, if later, the date on which such payment is otherwise to be paid under the Plan). Any payment which is to be made as of the first day of the seventh month following separation from service shall be made no later than 90 days after such date. In all cases, whether a Participant has had a Termination Date or other separation from service for purposes of the Plan shall be determined in accordance with the requirements of section 409A of the Code (and applicable guidance issued thereunder) relating to separations from service without application of any alternative levels of reductions of bona fide services permitted thereunder.
SECTION 6
Amendment or Termination
     6.1. Administrative Amendments. The Administrative Committee may make minor or administrative amendments to the Plan that do not significantly increase the benefits provided under the Plan.
     6.2. Amendments and Termination. ProLogis may amend or, subject to the requirements of section 409A of the Code, terminate the Plan at any time. An Employer may terminate its participation in the Plan, provided that it has made adequate provision for any amount payable by it under the terms of the Plan as in effect on the date it terminates its participation in the Plan. If permitted by applicable law, including section 409A of the Code, and if determined by ProLogis at the time of termination of the Plan, Participants’ Account balances may be distributed in a lump sum notwithstanding the provisions of any Deferral Election.
     6.3. Successors. The obligations of ProLogis and each other Employer under the Plan shall be binding upon any assignee or successor in interest thereto. Neither ProLogis nor any other Employer shall merge or consolidate with any other corporation, or liquidate or dissolve, without making suitable arrangement for the payment of any benefits payable under the Plan.